Exhibit 99.1

Valpey-Fisher Corporation Reports Second Quarter 2003 Results

    HOPKINTON, Mass.--(BUSINESS WIRE)--Aug. 8, 2003--Valpey-Fisher Corporation (VPF: AMEX), reported today its financial results for the second quarter and six months ended June 29, 2003. Valpey-Fisher Corporation specializes in providing frequency control devices, including quartz crystals and oscillators.
    Michael J. Ferrantino, President and Chief Executive Officer said, "Valpey-Fisher's operating performance for the second quarter ending June 29, 2003 has improved in spite of the continued softness in the telecommunications market.
    Sales in the second quarter were $2,180,000 up from $1,722,000 in the same quarter of last year, resulting in an operating loss of $649,000 and an after-tax loss of $429,000 or $.10 per basic and diluted share. During the same period in 2002, we reported an operating loss of $699,000 and a net loss from continuing operations of $418,000 or $.10 per basic and diluted share. New orders for the quarter were $2,204,000 for a book-to-bill of slightly better than
1.0. In this quarter, MF Electronics contributed $272,000 in sales and had one-time transitioning costs of about $100,000 associated with moving the operations to Hopkinton. We expect to have additional transitioning expenses of approximately $65,000, most of which are expected to occur in the 3rd quarter.
    For the six months ending June 29, 2003 sales were $3,891,000 with an operating loss of $1,349,000 and a net loss from continuing operations of $886,000 or $.21 per basic and diluted share. For the six months ending June 30, 2002, sales were $4,075,000 with an operating loss of $1,194,000 and a net loss from continuing operations of $621,000 or $.15 per basic and diluted share. The 2002 year-to-date net sales amount includes $723,000 of cancellation charge revenue from two customers."
    Mr. Ferrantino further said, "Our backlog at June 29, 2003 was $1.6 million compared to $1.2 million at March 30, 2003 and $1.1 million at December 31, 2002. The current backlog includes approximately $300,000 related to our MF Electronics Division.
    As we noted in our first quarter report, the MF operations would be transitioned from the facilities in New York to our Hopkinton location. During the last week of June, we discontinued manufacturing in New Rochelle and began moving the equipment and operations to Hopkinton.. On July 7th, we began manufacturing MF parts in Hopkinton. To date, the transition has been fairly smooth and we are slightly ahead of schedule and have spent less money than estimated with the move. We remain confident that during this quarter MF Electronics will be fully integrated into our Company. We are also fortunate to have added three engineers from MF to our technical team.
    Furthermore, we continue to improve our management team with the addition of Robert Dandaraw as our Manager of New Business Development. Bob's background is in engineering and marketing. He is a graduate of Babson College where he received his MBA this past winter."
    While it is still difficult to predict when our major markets will make improvements, we are heartened by the fact that we make continuous improvements in our business. Operationally we have improved our response time in quoting activity and reduced cycle time, which we believe has helped us increase our market share. In addition, we continue to focus on materials management and during the current six months we have reduced our inventory by approximately $500,000."
    Mr. Ferrantino concluded, "During the last part of the quarter we have improved our sales channels in North America and have selected several new manufacturing representatives whose line cards have synergy with our products and who call on the markets we address. In Europe, in addition to our distribution network, we have chosen representatives with offices in Germany, Italy and France, and will have coverage in the United Kingdom in the early part of the third quarter. In July we formalized an agreement with the former MF representative in Asia. By the end of the third quarter, we will have coverage in all the major geographic markets."
    Ted Valpey, Jr., Chairman said, "Despite the recent challenges in our economic environment, we continue to make progress. We will continue to improve our productivity into the second half of 2003 and are in excellent position to capitalize on any market improvements. In addition to our organic improvement, we diligently pursue strategic opportunities that we feel have long-term benefits to our Company."

    Ted Valpey, Jr.         Michael J. Ferrantino
    Chairman of the Board   President and Chief Executive Officer

    August 8, 2003

    Forward-Looking Statements

    Certain statements made herein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Words such as "expects", "believes", "estimates", "plans" or similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, but not limited to: the ability to develop, market and manufacture new innovative products competitively, the fluctuations in product demand of the telecommunications industry, the ability of the Company and its suppliers to produce and deliver materials and products competitively, and the ability to limit the amount of the negative effect on operating results caused by pricing pressure.



Valpey-Fisher Corporation
Condensed Consolidated Statements of Operations
Unaudited

(in thousands, except per         Three Months Ended  Six Months Ended
 share data)                    -------------------- -----------------
                                   6/29/03  6/30/02   6/29/03 6/30/02
                                -------------------- -----------------
Net sales                           $2,180   $1,722    $3,891  $4,075
Cost of sales                        1,936    1,746     3,599   3,936
                                -------------------- -----------------
   Gross profit                        244      (24)      292     139

Selling and advertising
 expenses                              371      387       746     740
General and administrative
 expenses                              522      288       895     593
                                -------------------- -----------------
                                       893      675     1,641   1,333
                                -------------------- -----------------
   Operating  (loss)                  (649)    (699)   (1,349) (1,194)

Other income, net   (A)                 12        5        20     161
                                -------------------- -----------------
(Loss) from continuing
 operations before income taxes       (637)    (694)   (1,329) (1,033)
Income tax benefit                     208      276       443     412
                                -------------------- -----------------
(Loss) from continuing
 operations (A)                       (429)    (418)     (886)   (621)
(Loss) from discontinued
 operations                              0        0         0     (45)
                                -------------------- -----------------
Net (loss)                           $(429)   $(418)    $(886)  $(666)
                                ==================== =================


Basic (loss) per share:
  Continuing operations             $(0.10)  $(0.10)   $(0.21) $(0.15)
  Discontinued operations             0.00     0.00         0   (0.01)
                                -------------------- -----------------
                                    $(0.10)  $(0.10)   $(0.21) $(0.16)
                                ==================== =================

Diluted (loss) per share:
  Continuing operations             $(0.10)  $(0.10)   $(0.21) $(0.15)
  Discontinued operations             0.00     0.00      0.00   (0.01)
                                -------------------- -----------------
                                    $(0.10)  $(0.10)   $(0.21) $(0.16)
                                ==================== =================

Basic weighted average shares        4,186    4,145     4,191   4,147
Diluted weighted average shares      4,186    4,145     4,191   4,147


(A) For the six months ended 6/30/02, the net loss from continuing operations includes a gain on the sale of an investment amounting to $124,000 or $.03 per basic and diluted share.


Valpey-Fisher Corporation
Condensed Consolidated Balance Sheets
(in thousands)
                                (Unaudited)(Audited)
                                   6/29/03 12/31/02
                                --------------------
ASSETS
   Current assets:
      Cash and cash equivalents     $3,142   $5,758
      Receivables, net               3,282    2,175
      Inventories, net               1,517    2,028
      Deferred income taxes and
       other current assets          1,006    1,110
                                --------------------
        Total current assets         8,947   11,071
                                --------------------
   Property, plant and
    equipment, at cost              10,738   10,165
    Less accumulated
     depreciation                    6,639    6,231
                                --------------------
                                     4,099    3,934
                                --------------------
   Other assets                        144      146
                                --------------------
                                   $13,190  $15,151
                                ====================

LIABILITIES AND STOCKHOLDERS'
 EQUITY
   Current liabilities              $1,390   $2,365
   Deferred income taxes               646      704
   Stockholders' equity             11,154   12,082
                                --------------------
                                   $13,190  $15,151
                                ====================

    CONTACT: Valpey-Fisher Corporation
             Michael J. Kroll, 508/435-6831 ext. 600
             Vice President, Treasurer and Chief Financial Officer